Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 33-29038 on Form S-8 of our report dated June 29, 2009, relating to the financial statements and supplemental schedule of Sovereign Bancorp, Inc. Retirement Plan, appearing in this Annual Report on Form 11-K of Sovereign Bancorp, Inc. Retirement Plan for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 29, 2009